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                                                                     EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                  NFRONT, INC.

         Pursuant to the Georgia Business Corporation Code, nFront, Inc., a Georgia corporation (the "Corporation"), submits these Second Amended and Restated Articles of Incorporation and shows as follows:

                                       1.

         The Corporation hereby certifies that these Second Amended and Restated Articles of Incorporation of the Corporation, as set forth in Paragraph 2 below, were duly adopted by the Board of Directors of the Corporation by unanimous written consent dated ________, 1999, contain amendments to the Articles of Incorporation which require approval of the Shareholders of the Corporation and were duly approved by the Shareholders of the Corporation by unanimous written consent dated _______, 1999 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.

                                       2.

         The Articles of Incorporation of the Corporation shall be amended and restated as follows:

                                       I.

         The name of the Corporation is: nFront, Inc.

                                      II.

         Common Stock. The Corporation shall have authority to issue not more than Seventy million (70,000,000) shares of common stock, no par value per share.

         Preferred Stock. The aggregate number of preferred shares (referred to in these Articles of Incorporation as "Preferred Stock") which the Corporation shall have authority to issue is Ten million (10,000,000), no par value per share. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and Articles of Amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

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         The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of Amendment which are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

                  (i) the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

                  (ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                  (iii) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

                  (iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                  (v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

                  (vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

                  (vii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

                                      III.

         The Corporation is organized for the purpose of engaging in any and all lawful businesses not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct any such businesses and all other powers enumerated in the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto or substituted therefor.

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                                       IV.

         No director of the Corporation shall have personal liability to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty of care or other duty as a director, except that this Article IV shall not eliminate or limit the liability of a director: (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (iv) for any transaction from which the director received an improper personal benefit. Neither the amendment nor repeal of this Article IV, nor the adoption of any provision of the Articles of Incorporation of the Corporation inconsistent with this Article IV, shall eliminate or reduce the effect of this Article IV in respect of any act or failure to act, or any cause of action, suit or claim that, but for this Article IV, would accrue or arise prior to any amendment, repeal or adoption of such an inconsistent provision. If the Georgia Business Corporation Code is subsequently amended to provide for further limitations on the personal liability of directors of corporations for breach of duty of care or other duty as a director, then the personal liability of the directors of the Corporation shall be so further limited to the greatest extent permitted by the Georgia Business Corporation Code.

                                       V.

         The Board of Directors shall be divided into three classes to be known as Class I, Class II and Class III. Except in case of death, resignation, disqualification or removal, each Director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the Director was elected; provided, however, that each initial Director in Class I shall hold office until the 1999 annual meeting of shareholders; each initial Director in Class II shall hold office until the 2000 annual meeting of shareholders; and each initial Director in Class III shall hold office until the 2001 annual meeting of shareholders. In the event of any increase or decrease in the authorized number of Directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of Directors.

         IN WITNESS WHEREOF, the undersigned has executed these Second Amended and Restated Articles of Incorporation.

                               NFRONT, INC.

                               By:
                                  ---------------------------------------------
                                  Brady L. Rackley III, Chief Executive Officer

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